EXHIBIT 10.3

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made among EDWARD A. CESPEDES (the “Executive”) and PAYMEON, INC., a Nevada corporation (the “Company”).

BACKGROUND

WHEREAS, the Executive and the Company are parties to that certain Employment Agreement dated as of August 15, 2011 (the “Agreement”); and

WHEREAS, The Executive and the Company desire to amend the Agreement, effective July 18, 2014;

AMENDMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.

Compensation and Related Matters.  Section 5(a) is hereby amended and restated in its entirety as follows:

(a)

Base Salary and Guaranteed Bonus.  During the Employment Period, the Company shall pay Executive a base salary at the rate of not less than $175,000 per year ("Base Salary"). Executive's Base Salary shall be paid in approximately equal installments in accordance with the Company’s customary payroll practices. The Compensation Committee (the "Committee") of the Board  of Directors of the Company (the "Board") shall review Executive's Base Salary for increase (but not decrease) no less frequently than annually and consistent with the compensation practices and guidelines of the Company. If Executive's Base Salary is increased by the Company, such increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement. In addition to Base Salary, Executive shall be eligible for, but not guaranteed, a discretionary annual bonus (the “Discretionary Bonus") on each December 31 of the Employment Period (pro-rated for partial years).

2.

Compensation Upon Termination or During Disability.  Section 8(a) and Section 8(d) is hereby amended and restated in their entirety as follows:

(a)

Termination By Company without Cause or By Executive for Good Reason. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason:

(i)

within five (5) days following such termination, the Company shall pay to Executive (A) his Base Salary through the Date of Termination and an amount equal to the product of (x) the higher of (i) the Executive's average annual incentive paid or payable under the Company's annual incentive plan (or any comparable predecessor plan) for the last three full fiscal years, including any portion thereof which has been earned but deferred and (ii) the annual incentive paid or payable under the Company's annual incentive plan for the most recently completed fiscal year, including any portion thereof which has been earned but deferred (and annualized if such fiscal year consists of less than twelve full months or if during which the Employee was employed for less than twelve full months), (such higher amount being referred to as the “Highest Annual Incentive”), provided that for purposes of determining the Highest Annual Incentive for all purposes of this Agreement, the term “annual incentive”

shall include any Bonus to the extent paid or payable and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365;(B) any accrued vacation pay (clauses (A) and (B) of this Section 8(a)(i) collectively referred to as the “Accrued Benefits”); and (C) a lump-sum cash payment equal to one (1) time the sum of Executive's Base Salary and Highest Annual Incentive; and

(ii)

the Company shall maintain in full force and effect, for the continued benefit of Executive, his spouse and his dependents for a period of one and one half (1-1/2) years following the Date of Termination the medical, hospitalization,  dental,  and life insurance programs in which Executive, his spouse and his dependents were participating immediately prior to the Date of Termination at the level in effect and upon substantially the same terms and conditions (including  without limitation contributions required by Executive for such benefits) as existed immediately prior to the Date of Termination; provided, that, if Executive,  his spouse or his dependents cannot continue to participate in the Company programs providing such benefits, or the Company was unable to provide such benefits during Executive’s employment, the Company shall arrange to provide Executive, his spouse and his dependents with the economic equivalent of such benefits which they otherwise would have been entitled to receive under such plans and programs (“Continued Benefits”),  provided,  that, such Continued Benefits shall terminate on the date or dates Executive receives equivalent  coverage and  benefits, without waiting period or pre-existing condition limitations, under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit, basis); and

(iii)

the Company shall reimburse Executive pursuant to Section 5 for reasonable expenses incurred, but not paid prior to such termination of employment; and

(iv)

Executive  shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company; and

(v)

with respect to equity awards granted or made to the Executive, whether before, on or after the Commencement Date, then notwithstanding the terms or conditions of any stock option, stock appreciation right, restricted stock or similar agreements between the Company and Executive to the contrary, and for purposes thereof, such agreements shall be deemed to be amended in accordance with this Section 8(a)(v) if need be as of the Date of Termination and neither the Company, the Board nor the Committee shall take or assert any position contrary to the foregoing, such that Executive shall vest, as of the Date of Termination, in all rights under such agreements (e.g., stock options that would otherwise vest after the Date of Termination) and in the case of stock options, stock appreciation rights or similar awards, thereafter shall be permitted to exercise any and all such rights until the earlier of (i) the third anniversary of the Date of Termination and (ii) the end of the term of such awards (regardless of any termination of employment restrictions therein contained) and restricted stock held by Executive shall become immediately vested as of the Date of Termination.

(d)

Death. If Executive's employment is terminated by his death:

(v)

the Company shall pay in a lump sum to Executive's beneficiary, legal representatives or estate, as the case may be, Executive's Accrued Salary and Benefits and shall provide Executive's spouse and dependents with Continued Benefits for one and one-half (1-1/2) years; and

(vi)

the Company shall reimburse Executive's beneficiary, legal representatives, or estate, as the case may be, pursuant to Section 5 for reasonable expenses incurred, but not paid prior to such termination of employment; and

(vii)

Executive's  beneficiary, legal representatives or estate, as the case may be, shall be entitled to any other rights, compensation and benefits as may be due to any such persons or estate in accordance with the terms and provisions of any agreements, plans or programs of the Company.

3.

Defined Terms.  Capitalized terms which are used in this Amendment but are not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

4.

Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of Florida, without regard to conflicts of laws provisions thereof.

5.

Ratification of Agreement.  Except as expressly modified or amended by this Amendment, all of the provisions of the Agreement are hereby ratified, confirmed and approved and shall remain in full force and effect.

6.

Further Assurances.  Each party hereto shall, upon the reasonable request of any other party hereto, execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the provisions of and the transactions contemplated by this Amendment.

7.

Counterparts.  This Amendment may be executed and delivered (including, without limitation, by facsimile transmission), in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as dated above.

PAYMEON, INC.

By:
Edward A. Cespedes, CEO AND DIRECTOR

EXECUTIVE

EDWARD A. CESPEDES

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